Rule 10f-3 transaction Form
Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Bond Allocation Target Shares: Series C Portfolio   (BATSC)
iShares iBoxx $ Investment Grade Corporate Bond Fund   (ISHINTOP)

The Offering
Key Characteristics (Complete ALL Fields)
Date of Offering Commencement:
04-16-2012

Security Type: BND/CORP

Issuer: Lowe's Companies, Inc.  (2042)

Selling Underwriter
U.S. Bancorp Investments Inc.


Affiliated Underwriter(s)

[X] PNC
[ ] Other:


List of Underwriter(s)

Wells Fargo Securities LLC, Goldman, Sachs & Co., U.S. Bancorp Investments Inc., J.P. Morgan Securities LLC, Merrill Lynch Pierce
Fenner & Smith Incorporated,      SunTrust Robinson Humphrey Inc., BB&T
Capital Markets, a division of Scott & Stringfellow LLC, BMO Capital Markets Corp., PNC Capital Markets LLC, RBS Securities Inc., ANZ Securities Inc., BNY Mellon Capital Markets LLC, The Williams
Capital Group LP, CL King & Associates Inc., CastleOak Securities LP.


Transaction Details

Date of Purchase04-16-2012

Purchase Price/Share
(per share / % of par)
 $ 99.584

Total Commission, Spread or Profit
 0.875%


1. Aggregate Principal Amount Purchased (a+b)
$ 35,000,000

a. US Registered Funds
(Appendix attached with individual Fund/Client purchase)

$ 4,550,000

b. Other BlackRock Clients

$ 30,450,000


2. Aggregate Principal Amount of Offering
 $ 750,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.04666

Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see
Definitions):
[X] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.


Completed by:                  Dillip Kumar Behera
Date:04-18-2012                Global Syndicate Team Member




Approved by:                   Odette Rajwan
Date:04-25-2012                Senior Global Syndicate Team Member